Exhibit 99.1

EL PASO PIPELINE PARTNERS INCREASES QUARTERLY
DISTRIBUTION TO $0.65 PER UNIT

Distribution Up 12 Percent From Third Quarter 2012

HOUSTON, Oct. 16, 2013 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today increased its quarterly cash distribution per common unit to $0.65 ($2.60 annualized) payable on Nov. 14, 2013, to unitholders of record as of Oct. 31, 2013. This represents a 12 percent increase over the third quarter 2012 cash distribution per unit of $0.58 ($2.32 annualized) and is up from $0.63 per unit ($2.52 annualized) for the second quarter of 2013. EPB has increased its cash distribution 22 consecutive quarters since its initial public offering in November 2007.
EPB reported third quarter total asset earnings before DD&A and certain items of $286 million, down from $299 million for the same period last year. Chairman and CEO Richard D. Kinder said, “EPB’s earnings declined compared to the third quarter of 2012 primarily due to the impact of two recent rate case settlements approved by the Federal Energy Regulatory Commission (FERC) that have resulted in lower rates on the Southern Natural Gas (SNG) and Wyoming Interstate Company (WIC) pipeline systems. Additionally, an unusually cool summer coupled with gas prices that were higher than last year lowered demand from natural gas-fired peaking power plants served by SNG. Results at Southern LNG and Elba Express were higher than in the third quarter last year. Looking ahead, EPB has identified approximately $1.1 billion in expansion and joint venture investments, and we are pursuing customer commitments for additional projects.”
EPB reported third quarter distributable cash flow before certain items of $127 million, down from $149 million for the comparable period in 2012. Distributable cash flow per unit before certain items was $0.58, compared to $0.71 for the third quarter last year. Third quarter net income before certain items was $141 million compared to $154 million for the same period

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EPB - 3Q Earnings	Page 2
in 2012. Including certain items, net income was $141 million versus $151 million for the third quarter last year.
For the first nine months, EPB generated distributable cash flow before certain items of $425 million, down slightly from $427 million for the first three quarters of 2012. Distributable cash flow per unit before certain items was $1.96 versus $2.06 for the first nine months last year. Net income before certain items was $456 million versus $426 million for the first three quarters of 2012. Including certain items, net income was $451 million compared to $411 million for the same period last year.
2013 Outlook
As previously announced, EPB expects to declare cash distributions of $2.55 per unit for 2013, a 13 percent increase over the $2.25 per unit it distributed for 2012.
Other News

•
Permitting continues for the Elba Liquefaction Project at Elba Island near Savannah, Ga. In the second quarter, Southern LNG Company (SLNG) and Shell US Gas & Power executed final contracts for construction and operation of the proposed LNG liquefaction project. Phase one, anticipated to be in service in late 2016 or early 2017, is moving forward under approved Free Trade Agreement (FTA) status. An application is pending for authority to export LNG to non-FTA countries. The FERC has issued notice that it will prepare an environmental assessment for the added infrastructure at the Elba Island terminal. EPB’s estimated investment at the terminal in phase one is approximately $800 million.

•
SNG and Elba Express Company (EEC) will invest over $250 million to expand their systems following successful open seasons in August for incremental, long-term natural gas transportation service. The open seasons generated customer interest in incremental capacity of approximately 600,000 dekatherms per day (Dth/d) that will support infrastructure growth in the southeastern United States and the needs of customers in Georgia, South Carolina and northern Florida.

◦
The SNG expansion will create capacity on its South Main system and also provide subscribing customers firm north-to-south transportation service on the Elba Express Pipeline using firm transportation service being acquired by SNG in the EEC expansion. SNG anticipates placing the project in service in 2016 pending regulatory approvals.

◦
The EEC expansion will create incremental north-to-south capacity, including interconnects and delivery points with SNG and other pipelines and shippers, designed to serve a new load created by the proposed Elba Liquefaction Project and other capacity needs along the Elba Express Pipeline. EEC customers have expressed

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interest in a later phase to the EEC project that could add incremental capacity approaching 400,000 Dth/d, which, if constructed, would bring the total capacity of the expansions to approximately 1 billion cubic feet per day. EEC expects an in-service date as early as June 2016 pending regulatory approvals.

•
Construction continues in Mississippi on the Rose Hill Project, which involves facility modifications benefiting both SNG and Tennessee Gas Pipeline (TGP), a subsidiary of Kinder Morgan Energy Partners. The approximately $25 million SNG portion of the project will allow SNG customers to shift approximately 450,000 Dth/d from present receipt locations to receipt points farther west, including an interconnection between SNG and TGP. The approximately $9 million TGP portion of the project enhances the delivery capabilities from TGP to SNG. A Nov. 1, 2013, in-service date is anticipated.

•
Construction is nearing completion for the WYCO High Plains Expansion Project, a joint venture between Colorado Interstate Gas (CIG) and Xcel Energy. The project will begin partial service on Nov. 1, 2013, with remaining service to begin in the spring of 2014 to coincide with the in-service of one of the customer’s facilities. CIG is constructing approximately 8 miles of 24-inch-diameter lateral pipeline and making other modifications to the High Plains Pipeline System to make it bi-directional, enhancing flexibility and transport capacity. The approximately $24 million High Plains expansion will provide additional takeaway capacity from the Denver-Julesburg Basin and links the basin with CIG’s High Plains system. Two shippers have signed long-term, firm service contracts for an initial 250,000 Dth/d.

•
On Oct. 1, FERC approved an uncontested Offer of Settlement filed in June by WIC to fully resolve FERC’s rate investigation under Section 5 of the Natural Gas Act initiated on Nov. 15, 2012. WIC’s approved settlement offer, agreed to by all active parties, provides for two-phase, base tariff rate reductions on July 1, 2013, and Jan. 1, 2014, as well as rate certainty for the parties during a three-year moratorium on new rates through July 1, 2016.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates more than 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy

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Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB, and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit http://www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 16, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s third quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO and as of January 1, 2013 Elba Liquefaction, plus other income and expenses, net (which primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the

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measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by removing the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

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CONTACTS
Media Relations	Investor Relations
Emily Mir	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
emily_mir@kindermorgan.com	www.kindermorgan.com

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$369	$368	$1,114	$1,125
Costs, expenses and other
Operations and maintenance	89	83	240	310
Depreciation and amortization	49	46	144	137
Taxes, other than income taxes	19	19	63	63
	157	148	447	510
Operating income	212	220	667	615
Other income (expense)
Earnings from equity investments	3	4	9	11
Interest expense, net	(75)	(74)	(226)	(218)
Other, net	1	1	1	3
Net income	141	151	451	411

Net income attributable to noncontrolling interests	—	—	—	(10)
Net income attributable to EPB	$141	$151	$451	$401

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$141	$151	$451	$401
Less: Pre-acquisition earnings allocated to General Partner (1)	—	—	—	(22)
Plus: Severance costs allocated to General Partner	—	3	1	32
Less: General Partner's 2% interest allocation	(3)	(3)	(9)	(8)
Less: General Partner's incentive distribution	(52)	(36)	(144)	(86)
Limited Partners' interest in net income	$86	$115	$299	$317

Limited Partners' net income per unit
Net income	$0.40	$0.55	$1.38	$1.53
Weighted average units outstanding	218	209	217	207

Per unit cash distribution declared for the period	$0.65	$0.58	$1.90	$1.64

Notes:
(1) Represents Cheyenne Plains' earnings prior to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Earnings before DD&A and certain items	$286	$299	$888	$857
DD&A	49	46	144	132
Earnings contribution	237	253	744	725
General and administrative expense	(21)	(25)	(62)	(85)
Interest expense, net	(75)	(74)	(226)	(214)
Net income before certain items	141	154	456	426
Certain items
Cheyenne Plains pre-acquisition earnings	—	—	—	22
Non-cash severance costs (4)	—	(3)	(1)	(32)
CIG environmental reserve adjustment	—	—	—	6
Loss on write-off of asset (1)	—	—	—	(11)
SNG offshore assets hurricane repair costs	—	—	(2)	—
Sales and use tax reserve adjustment (2)	—	—	(2)	—
Sub-total certain items	—	(3)	(5)	(15)
Net Income	$141	$151	$451	$411
Less: Pre-acquisition earnings allocated to General Partner (3)	—	—	—	(22)
Plus: Severance costs allocated to General Partner (4)	—	3	1	32
Less: General Partner's 2% interest allocation	(3)	(3)	(9)	(8)
Less: General Partner's incentive distribution	(52)	(36)	(144)	(86)
Less: Noncontrolling Interests in net income	—	—	—	(10)
Limited Partners' net income	$86	$115	$299	$317

Net income before certain items	$141	$154	$456	$426
Less: Net income attributable to Noncontrolling Interests before certain items	—	—	—	(10)
Net income attributable to EPB before certain items	141	154	456	416
Less: General Partner's 2% interest allocation	(3)	(3)	(9)	(8)
Less: General Partner's incentive distribution	(52)	(36)	(144)	(86)
Limited Partners' net income before certain items	86	115	303	322
Depreciation and amortization (5)	49	46	144	132
Net income attributable to noncontrolling interests before certain items	—	—	—	10
Declared distributions to noncontrolling interests before certain items (6)	—	—	—	(8)
Other (7)	1	1	2	—
Sustaining capital expenditures (8)	(9)	(13)	(24)	(29)
DCF before certain items - Limited Partners	$127	$149	$425	$427

Net income / unit before certain items	$0.40	$0.55	$1.40	$1.56
DCF / unit before certain items	$0.58	$0.71	$1.96	$2.06
Weighted average units outstanding	218	209	217	207

Notes ($ millions):
(1) Reflects write-off of a cancelled software implementation project.
(2) Non-cash reserve adjustment related to periods prior to July 2012.
(3) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(4) Represents the non-cash severance costs allocated to EPB from El Paso as a result of KMI's acquisition of El Paso. EPB does not have any obligation nor did EPB pay any amounts related to this expense.
(5) Includes EPB's share of Bear Creek and WYCO DD&A ($0.2 and $0.6 for 3Q and YTD 2013, respectively, and $0.1 and $0.5 for 3Q and YTD 2012, respectively).
(6) Cash distributions made to the noncontrolling interest holder.
(7) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(8) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures:
$0.8 and $2.4 for 3Q and YTD, respectively, and $0.1 and $0.6 for 3Q and YTD 2012, respectively.

Transport Volumes (BBtu/d)	7,288	7,973	7,468	7,868

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(in millions)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$145	$114
Other current assets	212	241
Property, plant and equipment, net	5,903	5,931
Investments	79	72
Regulatory assets and other assets	236	223
TOTAL ASSETS	$6,575	$6,581

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$76	$93
Other current liabilities	244	188
Long-term debt	4,172	4,246
Other	105	67
Total liabilities	4,597	4,594

Partners' capital
Accumulated other comprehensive income	11	10
Other partners' capital	1,967	1,977
Total partners' capital	1,978	1,987
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,575	$6,581

Total Debt, net of cash and cash equivalents (1)	$4,111	$4,233
EBITDA (2) (3)	$1,127	$1,073
Debt to EBITDA	3.6	3.9

	Twelve Months Ended
	September 30, 2013	December 31, 2012
Net Income	$629	$589
Certain items	7	17
Depreciation and amortization (3)	190	178
Interest expense, net	301	289
EBITDA	$1,127	$1,073

Notes ($ millions):
(1) Amounts reflect the gross debt balance before unamortized discount $8 for each of the periods presented.
(2) Amounts represent the last twelve months.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 for each of the twelve months ended September 30, 2013 and December 31, 2012.